Exhibit 99.1
[Servotronics, Inc. Letterhead]

1110 Maple Street  ♦  P.O. Box 300  ♦  Elma, New York 14059-0300  ♦  716-655-5990  ♦  FAX 716-655-6012

August 12, 2009
SERVOTRONICS, INC. ANNOUNCES
SECOND QUARTER AND SIX MONTH RESULTS
FOR THE PERIODS ENDED JUNE 30, 2009

Elma, NY – Servotronics, Inc. (NYSE Amex – SVT) reported a 20.7% increase in net income to $710,000 (or $0.37 per share Basic and $0.34 Diluted) on a 17.8% increase in revenues to $9,106,000 for the three month period ended June 30, 2009 as compared to net income of $588,000 (or $0.30 per share Basic, $0.27 per share Diluted) on revenues of $7,732,000 for the comparable three month period ended June 30, 2008. Net income for the six month period ended June 30, 2009 was $835,000 (or $0.43 per share Basic, $0.41 per share Diluted) on revenues of $16,644,000. The comparable net income for the same six month period of 2008 was $1,441,000 (or $0.74 per share Basic, $0.67 per share Diluted) on revenues of $16,717,000. The Company primarily attributes the period to period differences in net income to decreased sales at the Advanced Technology Group (ATG) offset by increased sales at the Consumer Products Group (CPG) in combination with significant gross margin vagaries as a result of product mix in the relevant periods

The Company is composed of two groups – the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

The Company’s selective development of products for new programs and applications is increasing the Company’s global presence in a variety of foreign & domestic markets. This development effort and consequently the related expenses usually occur significantly before the benefits of production procurements are received.  Therefore, (consistent with U.S. Generally Accepted Accounting Principles) the design and development costs are expensed as they occur and may contribute to the reported period to period operational variances.  Also and historically, the volatility of Government procurements will often result in period to period revenue fluctuations.  Although the current uncertainties in today’s World Economy contribute to the difficulty in forecasting a date certain for a sustainable economic turnaround, there are indications that a turnaround in the Aerospace Industry may become more apparent as the demand for more fuel efficient aircraft increases and as the current aging domestic fleets of airliners require replacements. Also, it is anticipated that the increasing globalization of the World’s Economies will result in increased requirements for airliners throughout the World.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE AMEX